Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-268470 and 333-253938 on Forms S-8 of Forian Inc. of our report dated January 16, 2025, relating to the consolidated financial statements of Kyber Data Science LLC as of and for the year ended December 31, 2023 appearing in this Current Report on Form 8-K/A of Forian Inc.

/s/ Ernst & Young LLP

January 16, 2025